Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS THIRD QUARTER 2009 EARNINGS AND

NARROWS ITS FULL-YEAR 2009 EARNINGS GUIDANCE

Highlights:

•	Third quarter earnings per share were $0.41.

•	Fourth quarter results per share are expected to be in the range of breakeven to a loss of $(0.15).

•	The Company narrows its full-year 2009 earnings guidance to $1.65 to $1.80 per share from $1.60 to $1.80 per share.

•	The Company issued $75 million of Senior Notes and entered into a new Accounts Receivable Securitization program.

NORWALK, Conn., November 4, 2009 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced sales for the third quarter of 2009 of $350.5 million, compared to $367.9 million for the third quarter of 2008. Higher pricing and the benefit from the Advantis acquisition were more than offset by lower volumes and unfavorable foreign exchange.

Third quarter earnings per share for 2009 were $0.41 per share on $10.3 million of income, which included a charge of $0.7 million, net of tax, or $0.03 per share, related to estimated executive severance. Excluding the estimated executive severance, 2009 earnings from continuing operations were $0.44 per share. Third quarter earnings per share from continuing operations for 2008 were $0.68 on $17.0 million of income. The 2008 results included a net benefit of $0.31 per share from the favorable antidumping ruling for the second period of review and a charge equal to $0.03 per share, related to a pension settlement. Excluding the pension settlement, 2008 earnings from continuing operations were $0.71 per share.

Segment operating income was $20.4 million in 2009 compared to $29.3 million in 2008.

“I am pleased by our strong third quarter results,” said Arch Chemicals’ Chairman, President and CEO Michael E. Campbell. “We realized increased selling prices in several of our businesses and saw higher demand for our health and hygiene biocides. We also benefited from significant cost reduction efforts across all businesses, which mitigated continuing unfavorable sales comparisons across most of our businesses and the protracted impact of unfavorable weather patterns in our North American HTH water products business.”

The following compares segment sales and operating income (loss) for the third quarters of 2009 and 2008 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Treatment Products

Treatment Products reported sales of $309.7 million and operating income of $25.2 million in 2009 compared with sales of $310.9 million and operating income of $31.2 million in 2008.

HTH Water Products

HTH water products reported sales of $128.1 million and operating income of $9.0 million for 2009 compared to sales of $111.9 million and operating income of $17.3 million for 2008.

Sales increased $16.2 million, or 14 percent. Excluding the impact of the acquisition of the water treatment chemicals business of Advantis Technologies ($17.0 million), sales decreased $0.8 million, or one percent. Improved pricing across all regions was offset by lower volumes in North America and unfavorable foreign exchange. Lower volumes in the North American residential business, principally due to unfavorable weather, were partially offset by higher volumes in Europe and South Africa.

Operating income decreased $8.3 million as 2008 included the benefit related to the favorable antidumping duty ruling for the June 1, 2006 to May 31, 2007 review period of $11.5 million. Excluding the impact of the ruling, operating income improved $3.2 million as higher pricing and the positive contribution of the acquisition of Advantis more than offset lower volumes and higher product costs.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $77.8 million and operating income of $13.6 million compared to sales and operating income of $78.8 million and $12.3 million, respectively, in 2008.

Sales decreased $1.0 million, or one percent, as lower volumes more than offset improved pricing. Reduced demand for industrial biocides used in antifouling paints and metalworking fluids, due to the global economic recession, was partially offset by increased demand for biocides used in antidandruff products and other health and hygiene applications, partly due to timing. The improved pricing principally related to health and hygiene products.

Operating income increased $1.3 million as higher pricing and favorable foreign exchange were partially offset by lower volumes and higher plant costs related to the new manufacturing facilities in China.

Wood Protection and Industrial Coatings

Wood protection and industrial coatings reported sales of $103.8 million and operating income of $2.6 million compared to sales and operating income of $120.2 million and $1.6 million, respectively, in 2008.

Sales decreased $16.4 million, or 14 percent, as improved pricing in the wood protection business was more than offset by lower volumes and unfavorable foreign exchange in both businesses. In the wood protection business, lower residential and industrial sector volumes in the North American and Asia-Pacific regions due to the continued depressed conditions in global construction markets were partially offset by higher global prices. In the industrial coatings business, the lower volumes were attributable to poor economic conditions throughout Europe.

Operating income was $1.0 million higher than the prior year, due to the wood protection business, as improved pricing and reduced costs more than offset lower volumes and unfavorable foreign exchange. In the industrial coatings business, lower volumes were offset by favorable raw material costs and cost-reduction initiatives.

Performance Products

Performance Products reported sales of $40.8 million and operating income of $3.4 million compared with sales and operating income of $57.0 million and $5.7 million, respectively, in 2008.

Performance urethanes sales decreased $16.7 million. Pricing was below the third quarter 2008 as a result of lower raw material costs. Volumes were lower than prior year due to the downturn in the U.S. economy. Operating income decreased by $3.3 million as a result of the lower volumes.

Hydrazine sales and operating income were slightly higher than 2008.

General Corporate Expenses

General corporate expenses increased due to estimated executive severance costs which were partially offset by lower U.K. pension expense.

Other Items

During September 2009, the Company issued $75 million principal amount of unsecured Series A Senior Notes (the Notes) to certain affiliates of Prudential Investment Management, Inc. (Prudential). The Notes mature in August 2016 and bear a fixed annual interest rate of 6.70%. Proceeds from the issuance of the Notes were used primarily to pay down a portion of the Company’s revolving credit facility. The Notes were issued under a $150 million Note Purchase and Private Shelf Agreement that also provides for the additional purchase by Prudential of notes, in amounts to be mutually agreed, up to a maximum of $75 million over the next three years on terms to be determined.

In October 2009, the Company entered into a new trade accounts receivable securitization facility with PNC Bank and its affiliate, Market Street Funding LLC, which will provide up to $80 million of funding to the Company. This facility replaces the Company’s previous securitization facility with SunTrust Bank and its affiliates.

2009 Outlook

The Company has narrowed the range of its earnings forecast for the full-year 2009 from continuing operations and before estimated executive severance to be in the $1.65 to $1.80 per share range compared to the Company’s previous guidance of $1.60 to $1.80. Full-year sales are expected to be approximately six to seven percent lower than 2008, as the contribution from the acquisition of Advantis and higher pricing should be more than offset by lower volumes and unfavorable foreign exchange. The Company now expects depreciation and amortization to be in the $45 to $50 million range. Capital spending continues to be in the $30 to $35 million range and the effective tax rate remains in the 34 to 35 percent range.

The Company anticipates results from continuing operations to be in the range of breakeven to a loss of $(0.15) per share for the fourth quarter of 2009. Fourth quarter 2008 loss from continuing operations was $(0.75) per share, which included a net charge of $0.97 per share primarily for a goodwill impairment charge. Excluding the net charge, earnings per share from continuing operations for the fourth quarter of 2008 were $0.22. The expected decrease in the fourth quarter results is principally due to lower results for the industrial biocides and performance urethanes businesses. The decrease for industrial biocides is principally the result of higher plant costs related to the Company’s new manufacturing facilities in China and unfavorable foreign exchange. The Company expects lower demand and higher raw material costs will negatively impact the performance urethanes business.

Commenting on the Company’s full-year outlook, Mr. Campbell said: “We remain on target to achieve our earnings forecast. While end-use demand for our products appears to have stabilized, we are not yet experiencing a marked recovery in demand. Our results are benefiting from numerous supply chain, manufacturing and SG&A cost-reduction initiatives across all of our businesses.” He added: “Our relentless commitment to improve operating margins by raising prices wherever possible, aggressively reducing costs, optimizing our portfolio and maximizing cash generation will sustain Arch through these challenging times, and is the driver of our long-term profitable growth.”

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.5 billion. Arch and its subsidiaries provide innovative, chemistry-based and related solutions to selectively destroy and control the growth of harmful microbes. The Company’s concentration is in water treatment, hair and skin care products, treated wood, preservation and protection applications such as for paints and building products, and health and hygiene applications. Arch Chemicals operates in two segments: Treatment Products and Performance Products. Together with its subsidiaries,

Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ third quarter 2009 earnings conference call on Wednesday, November 4, 2009 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•

If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (877) 397-0297, passcode 8564523, in the United States, or (719) 325-4861, passcode 8564523, outside the United States.

•

A telephone replay will be available from 1:00 p.m. on Wednesday, November 4, 2009 until 6:00 p.m. (ET) on Wednesday, November 11, 2009. The replay number is (888) 203-1112, passcode 8564523; from outside the United States, please call (719) 457-0820, passcode 8564523.

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; continued weakening in U.S., European and Asian economies; increases in interest rates; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; loss of key customers; the Company’s ability to maintain chemical price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; a change in the antidumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; and gains or losses on derivative instruments.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Sales	$350.5	$367.9	$1,058.4	$1,184.6
Cost of Goods Sold (b)	250.1	258.7	737.7	845.0
Selling and Administration	73.6	74.9	223.7	225.6
Research and Development	5.5	5.1	16.7	17.0
Restructuring and Other Expenses (c)	1.1	1.3	1.1	1.3
Interest Expense, Net (d)	2.8	1.2	9.1	7.2

Income from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	17.4	26.7	70.1	88.5
Equity in Earnings of Affiliated Companies	0.2	0.1	0.4	0.2
Income Tax Expense	7.3	9.8	26.1	32.8

Net Income	$10.3	$17.0	$44.4	$55.9

Basic Income Per Common Share	$0.41	$0.68	$1.78	$2.25

Diluted Income Per Common Share	$0.41	$0.68	$1.77	$2.24

Weighted Average Common Stock Outstanding - Basic	25.0	24.8	24.9	24.8
Weighted Average Common Stock Outstanding - Diluted	25.1	25.0	25.0	25.0

(a)	Unaudited.
(b)	The three months and nine months ended September 30, 2008 include an $11.5 million benefit related to the favorable antidumping duty ruling for the period of review from June 1, 2006 through May 31, 2007.
(c)	The three months and nine months ended September 30, 2009 represent estimated executive severance. The three months and nine months ended September 30, 2008 represent a charge related to a pension settlement associated with severance recorded in 2007.
(d)	The three months and nine months ended September 30, 2008 include $1.2 million of interest income related to the favorable antidumping duty ruling.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	September 30, 2009 (a)	December 31, 2008

Assets:
Cash & Cash Equivalents	$52.1	$50.8
Restricted Cash	2.2	—
Accounts Receivable, Net (b)	162.5	184.2
Short-Term Investment (b)	24.1	56.0
Inventories, Net	214.1	216.1
Other Current Assets	20.3	19.6
Total Current Assets	475.3	526.7
Investments and Advances - Affiliated Companies at Equity	1.7	1.5
Property, Plant and Equipment, Net	214.0	212.2
Goodwill	205.2	199.6
Other Intangibles	183.3	183.0
Other Assets	99.6	109.4
Total Assets	$1,179.1	$1,232.4

Liabilities and Shareholders’ Equity:

Short-Term Borrowings	$20.3	$18.5
Current Portion of Long-Term Debt	21.1	—
Accounts Payable	148.5	180.1
Accrued Liabilities	95.9	75.9
Total Current Liabilities	285.8	274.5
Long-Term Debt	216.5	314.5
Other Liabilities	247.6	281.5
Total Liabilities	749.9	870.5
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
25.0 Shares Issued and Outstanding (24.8 in 2008)	25.0	24.8
Additional Paid-in Capital	460.3	457.2
Retained Earnings	93.5	64.1
Accumulated Other Comprehensive Loss	(149.6)	(184.2)
Total Shareholders’ Equity	429.2	361.9
Total Liabilities and Shareholders’ Equity	$1,179.1	$1,232.4

(a)	Unaudited.
(b)	The Company sold certain accounts receivable through an accounts receivable securitization program (see Form 10-K for additional information). As a result, accounts receivable have been reduced, and the Company’s retained interest in such receivables has been reflected as a short-term investment. As of September 30, 2009, the Company had sold $40.0 million of participation interests in $64.1 million of accounts receivable and, as of December 31, 2008, the Company had not sold any participation interests in such accounts receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Nine Months Ended September 30,	2009	2008
Operating Activities:
Net Income	$44.4	$55.9
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by Operating Activities:
Equity in Earnings of Affiliates	(0.4)	(0.2)
Depreciation and Amortization	35.0	33.7
Deferred Taxes	13.0	12.9
Restructuring Payments	(0.1)	(0.7)
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Accounts Receivable Securitization Program	40.0	—
Receivables	28.6	(12.5)
Inventories	14.9	2.3
Other Current Assets	0.3	0.7
Accounts Payable and Accrued Liabilities	(26.1)	(34.9)
Noncurrent Liabilities (b)	(32.0)	(8.2)
Other Operating Activities	1.7	(10.6)
Net Operating Activities	119.3	38.4
Investing Activities:
Capital Expenditures	(20.1)	(41.3)
Businesses Acquired in Purchase Transaction	0.3	(0.2)
Proceeds from Sale of a Business	0.5	3.7
Proceeds from Sale of Land and Property	—	0.7
Net Investing Activities	(19.3)	(37.1)
Financing Activities:
Long-Term Debt Borrowings	197.5	60.0
Long-Term Debt Repayments	(277.4)	(58.6)
Short-Term (Repayments) Borrowings, Net	(1.7)	(5.1)
Dividends Paid	(15.0)	(15.0)
Other Financing Activities	(2.4)	1.1
Net Financing Activities	(99.0)	(17.6)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.3	0.1
Net Increase (Decrease) in Cash and Cash Equivalents	1.3	(16.2)
Cash and Cash Equivalents, Beginning of Year	50.8	73.7
Cash and Cash Equivalents, End of Period	$52.1	$57.5

(a)	Unaudited.
(b)	Includes $40.2 million of U.S. pension payments for the nine months ended September 30, 2009.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Sales:
Treatment Products:
- HTH Water Products	$128.1	$111.9	$433.3	$401.3
- Personal Care and Industrial Biocides	77.8	78.8	219.4	246.8
- Wood Protection and Industrial Coatings	103.8	120.2	281.9	367.8
Total Treatment Products	309.7	310.9	934.6	1,015.9
Performance Products:
- Performance Urethanes	35.8	52.5	111.1	154.3
- Hydrazine	5.0	4.5	12.7	14.4
Total Performance Products	40.8	57.0	123.8	168.7
Total Sales	$350.5	$367.9	$1,058.4	$1,184.6
Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products (c)	$9.0	$17.3	$64.6	$66.7
- Personal Care and Industrial Biocides	13.6	12.3	32.7	44.2
- Wood Protection and Industrial Coatings	2.6	1.6	(3.4)	5.3
Total Treatment Products	25.2	31.2	93.9	116.2
Performance Products:
- Performance Urethanes	2.4	5.7	5.3	3.4
- Hydrazine	1.0	—	2.2	0.2
Total Performance Products	3.4	5.7	7.5	3.6
	28.6	36.9	101.4	119.8
General Corporate Expenses (d)	(8.2)	(7.6)	(21.8)	(22.6)
Total Segment Operating Income including Equity in Earnings of Affiliated Companies	20.4	29.3	79.6	97.2
Equity in Earnings of Affiliated Companies	(0.2)	(0.1)	(0.4)	(0.2)
Restructuring (e)	—	(1.3)	—	(1.3)
Total Operating Income	20.2	27.9	79.2	95.7
Interest Expense, net (f)	(2.8)	(1.2)	(9.1)	(7.2)
Income from Continuing Operations before Equity in Earnings of Affiliated Companies and Taxes	$17.4	$26.7	$70.1	$88.5

(a)	Unaudited.
(b)	Includes equity in earnings of affiliated companies.
(c)	The three months and nine months ended September 30, 2008 include an $11.5 million benefit related to the favorable antidumping duty ruling for the period of review from June 1, 2006 through May 31, 2007.
(d)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company's accounts receivable securitization program and certain pension expenses. In addition, the three months and nine months ended September 30, 2009 include estimated executive severance.
(e)	The three months and nine months ended September 30, 2008 represent a charge related to a pension settlement associated with severance recorded in 2007.
(f)	The three months and nine months ended September 30, 2008 include $1.2 million of interest income related to the 2008 favorable antidumping duty ruling.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information

(In millions, except per share amounts)

The following table reconciles income and diluted income per share from continuing operations for the three months ended September 30, 2009 to income and diluted income per share from continuing operations before executive severance. The table is being provided in order to provide comparability to the Company's earnings guidance for the three months ended September 30, 2009.

	Three Months Ended September 30, 2009
	Income	EPS
Income from Continuing Operations	$10.3	$0.41
Add: Executive severance, net of tax	0.7	0.03

Income from Continuing Operations before executive severance	$11.0	$0.44

The following table reconciles income and diluted income per share from continuing operations for the three months ended September 30, 2008 to income and diluted income per share from continuing operations before a pension settlement associated with severance which was recorded in 2007. The table is being provided in order to provide comparability to the three months ended September 30, 2009.

	Three Months Ended September 30, 2008
	Income	EPS
Income from Continuing Operations	$17.0	$0.68
Add: Pension settlement, net of tax	0.8	0.03

Income from Continuing Operations before the pension settlement	$17.8	$0.71

The following table reconciles the estimate of diluted income per share from continuing operations for full year 2009 to the estimate of diluted income per share from continuing operations for full year 2009 before executive severance. The table is being provided in order to reconcile the Company's earnings guidance for full year 2009 to GAAP.

Year Ended December 31, 2009
Diluted Income Per Share:
Income from Continuing Operations	$ 1.62 - $ 1.77
Add: Executive severance, net of tax	0.03
Income from Continuing Operations before executive severance	$ 1.65 - $ 1.80

The following table reconciles diluted loss per share from continuing operations for the three months ended December 31, 2008 to diluted income per share from continuing operations before impairment and other (gains) and losses. The table is being provided in order to provide comparability to the Company's earnings guidance to the three months ended December 31, 2009.

Three Months Ended December 31, 2008
Diluted Income (Loss) Per Share:
Loss from Continuing Operations	$(0.75)
Add: Impairment charge, net of tax (a)	1.02
Less: Other (Gains) and Losses, net of tax (b)	(0.05)
Income from Continuing Operations before Impairment and Other (Gains) and Losses	$0.22

(a)	Represents a $24.6 million goodwill impairment charge for the industrial coatings business and a $1.2 million pre-tax impairment charge of certain manufacturing assets for the wood protection and industrial coatings businesses.
(b)	Represents a $1.4 million pre-tax gain from the reversal of penalties and interest related to a Brazilian state import tax claim recorded in 2004 due to the expiration of the statute of limitations and a $0.4 million pre-tax gain from a revised estimate of shutdown costs related to the completion of a contract with the U.S. Government in 2007.